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                                                                  EXHIBIT 4.5(B)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         RUSS BERRIE AND COMPANY, INC.

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
  SECRETARY OF STATE          FEDERAL EMPLOYER IDENTIFICATION NUMBER
  STATE OF NEW JERSEY                       22-1815337
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     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3).
Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation.

     1.  The name of the corporation is Russ Berrie and Company, Inc.

     2. The following Amendment to the Restated Certificate of Incorporation was approved by the directors, and thereafter duly adopted by the shareholders of the Corporation on the 30th day of April 1987.

     RESOLVED, that Article Tenth of the Restated Certificate of Incorporation be amended to read as follows:

          TENTH. To the full extent from time to time permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

     3. The number of shares outstanding at the time of the adoption of the Amendment was 14,964,315. The total number of shares entitled to vote thereon was 14,964,315.

     4. The number of shares voting for and against such Amendment is as follows:

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             NUMBER OF SHARES VOTING                   NUMBER OF SHARES VOTING
                  FOR AMENDMENT                           AGAINST AMENDMENT
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
                    11,463,975                                 214,984
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     5.  The effective date of this Amendment of the Restated Certificate of
Incorporation shall be April 30, 1987.

                                          RUSS BERRIE AND COMPANY, INC.

                                          /s/  A. CURTS COOKE
                                          A. Curts Cooke
                                          Executive Vice President